January 11, 2008

Mr. Nic Di Iorio

Re: Offer of Employment

Dear Nic:

It gives me great pleasure to confirm our offer for you to join The Knot, Inc. as Executive Vice President and Managing Director, Technology Group, reporting to the Chief Executive Officer. We expect that your first day of employment will be February 1, 2008.

Please understand that this offer is conditional upon our receipt of satisfactory references, completion of customary background checks and your signing of a non-disclosure, non-competition and non-solicitation agreement, as well as your compliance with the U.S. Citizenship and Immigration Services regulations requiring the establishment of your identity and right to work in the United States.

Compensation Terms

If you commence employment with The Knot, your compensation package would consist of the following terms. These terms are subject to the approval of the Compensation Committee of the Board of Directors, upon the recommendation of the Company’s management.

Base Salary

Your annualized salary rate is $275,000, which will be paid semi-monthly, on the 15th and on the last workday of the month.

Incentive Bonus

You will be eligible to earn an annual cash incentive bonus, expressed as a percentage of base salary. Your target and maximum bonus opportunities will be set by the Compensation Committee. The amount of your actual bonus will be determined according to your achievement of certain performance criteria established by the Compensation Committee. The incentive bonus will be conditioned upon the other terms and conditions of the incentive compensation program for executive officers, as may be in effect from time to time, and is payable following the completion of The Knot’s annual audit. The incentive bonus is not guaranteed and is completely discretionary; you may receive an incentive bonus in one year but not the next.

Restricted Stock Grant

You will receive a restricted stock grant of 40,000 shares, which will vest over a four-year term, with the first 25% of the grant vesting on the first anniversary of the grant, and the balance of the grant vesting in equal quarterly installments thereafter. The restricted stock grant will be made as soon as possible following the commencement of your employment, and will be subject to the standard terms and conditions of The Knot’s 1999 Stock Incentive Plan and a restricted stock agreement between you and The Knot. Your restricted stock agreement will provide that if The Knot is acquired by merger, asset sale or sale of more than 50% of its voting securities by the stockholders (in each case in accordance with the definition of “change in control” under the Stock Incentive Plan), in addition to those shares of restricted stock that have previously vested before such change in control in accordance with the regular vesting schedule, an amount of shares of restricted stock shall vest upon such event equal to the greater of (1) the shares of restricted stock that would otherwise have vested during the one year period following the change in control, and (2) 50% of the shares of restricted stock that are not vested on the date of the change in control.

Mr. Nic Di Iorio
January 11, 2008

Severance

If your employment is involuntarily terminated without cause by The Knot or a successor entity, or if you resign for “Good Reason,” you shall receive a lump-sum payment equal to your annualized base salary, at your rate of pay in effect immediately prior to such termination or resignation, and for 12 months after such termination or resignation receive all benefits (other than vesting of any equity award) that were associated with your employment immediately prior to such termination or resignation (to the extent and at such levels that these benefits remain available to employees of The Knot generally during such 12-month period). The Company shall pay the lump-sum payment in connection with an involuntary termination without cause upon such termination, and the lump-sum payment in connection with a Good Reason resignation within 10 business days of your written notice to the Company of such resignation.

An involuntary termination “without cause” shall mean a termination of employment other than for death, disability, termination for cause or any resignation by you other than a resignation for Good Reason. “Cause” shall mean (1) your material failure to perform the principal elements of your duties to The Knot or any of its subsidiaries, which failure is not cured within 20 days following written notice to you specifying the conduct to be cured, (2) your conviction of, or plea of nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud, or moral turpitude, (3) your gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to The Knot or any of its subsidiaries, (4) your failure to substantially comply with the rules and policies of The Knot or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors of The Knot, or (5) your breach of any non-disclosure, non-solicitation, non-competition or other restrictive covenant obligations to The Knot or any of its subsidiaries. “Good Reason” shall mean (1) any reduction of your base salary, (2) the relocation of your principal place of business outside of New York City, or (3) the material diminution of your responsibilities or authority, any reduction of your title or any change in the reporting structure set forth in the first paragraph hereof.

Benefits and Other Terms

Benefits

You will be eligible to participate in The Knot benefits program starting with the first of the month following 30 days of employment. You will be eligible to participate in our 401(k) plan after completion of one (1) year of service and our Employee Stock Purchase Plan after completion of five (5) months of service. A full description of your benefits is contained in official plan documents that will be available to you. Please be advised that this letter describes policies and benefits currently available and that The Knot reserves the right to amend, change and terminate its policies, programs and employee benefit plans at any time during your employment.

Mr. Nic Di Iorio
January 11, 2008

At-Will Employment

Please understand that, if employed by The Knot in this position, your employment will be “at will,” meaning that either you or The Knot may terminate the relationship at any time, with or without cause or notice. Please also note that The Knot reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion.

No Violation of Contract

By accepting this offer of employment, you represent and warrant that you are honoring all of the provisions of any agreement between you and any current or former employer (including all provisions that remain in effect after your employment is terminated), and that your acceptance of employment with The Knot is not a violation of any agreement with any third party under which you incur any obligations that conflict with or will otherwise prevent you from performing your obligations with The Knot. Additionally, please be advised that it is The Knot’s corporate policy not to obtain or use any confidential information, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by this policy. It is not our intention or desire to make use of any proprietary information to which you may have had access during your previous employment. You are being hired to apply for The Knot, and are expected to apply for The Knot, only the general, non-trade secret skills and knowledge that you have developed throughout your career and that you are free to use under all applicable federal and state laws. In the event that you are in possession of any confidential non-public information by virtue of your prior employment, you further agree that you will not engage and have not engaged in any activity that is inconsistent with the rights of such prior employer which could subject The Knot, its parent companies and affiliates or any of its employees to liability.

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Mr. Nic Di Iorio
January 11, 2008

Nic, we look forward to your joining The Knot! Please indicate your acceptance of this offer by responding via email and then mailing the original signed and dated version of this letter to Director of Human Resources, at The Knot, Inc., 462 Broadway, 6th Floor, New York, NY 10013. We hope we will have a mutually rewarding association. If you have any questions regarding this offer, please call me at (212) 219-8555.

Sincerely,

/s/ DAVID LIU

David Liu
Chief Executive Officer

By signing, dating and returning this letter, you accept our offer of employment.

/s/ NIC DI IORIO	January 11, 2008
Nic Di Iorio	Date